Exhibit 99.1

Covalent Group, Inc. Announces $2.1 Million

of New Business Contracts

Reiterates Second Quarter Guidance

WAYNE, PA, June 28, 2006 — Covalent Group, Inc. (Nasdaq: CVGR), a leader in the design, development, and management of complex clinical trials and patient registries for many of the world’s leading pharmaceutical and biotechnology companies, today announced multiple new contracts with an aggregate value of approximately $2.1 million. These contracts are for consulting services and developmental support of new clinical trials and various changes-of-scope for existing studies. Among the clients represented in these contracts are three that are new to Covalent Group. Services to be provided include protocol design and strategic consulting, clinical operations, and medical writing. The therapeutic areas covered are cardiovascular, infectious disease/vaccines, oncology, and diabetes. Revenue recognition for these contracts will begin in the current second quarter and will occur on a proportional performance basis as services are performed on the specific project.

Kenneth M. Borow, M.D., President and Chief Executive Officer for Covalent Group, commented, “Over the past three months, we have noted an important increase in our opportunities to present Covalent Group’s story to potential clients. As a result, our current new business pipeline is now in excess of $40 million and includes several large clinical studies that are multi-national in scope. We anticipate that we will win a significant number of these new contract prospects.”

Dr. Borow concluded, “As previously stated, we expect our second quarter 2006 net revenues to be in the range of $3.0 to $3.4 million, reflecting our strong growth in backlog for the quarter ended March 31, 2006 as well as favorable trends in our new business contract signings and pipeline. We expect to return to profitability for the current quarter with good visibility for sustained profitability for operations for the remainder of 2006.”

About Covalent Group, Inc.

Covalent Group, Inc. is a clinical research organization that is a leader in the design and management of complex clinical trials and Patient Disease Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical development programs. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, infectious diseases, gene therapy, immunology, neurology, oncology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. With its wholly-owned international subsidiary, Covalent Group, Ltd., Covalent is able to meet the North American and Western European drug development needs of its clients. For more information, please visit www.covalentgroup.com.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xi) our backlog may not be indicative of future revenues and may not generate the revenues expected; (xii) our ability to successfully integrate the businesses of Covalent and Remedium and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Covalent Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq.		Adam Prior: (212) 836-9606
Chief Financial Officer		Devin Sullivan (212) 836-9608
(610) 975-9533		www.theequitygroup.com
www.covalentgroup.com

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